Exhibit 10.2

EXECUTION VERSION

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, New York 10036

October 17, 2017

Assurant, Inc.

28 Liberty Street, 41st Floor

New York, New York 10005

Attention: Richard Dziadzio

Ladies and Gentlemen:

Project Michigan

$350 Million Senior Unsecured Term Loan Facility

Commitment Letter

Assurant, Inc., a Delaware corporation (“you” or the “Borrower”), has advised Morgan Stanley Senior Funding, Inc. (“MSSF”, together with each Lender (as defined below) that becomes a party to this Commitment Letter as an additional “Commitment Party” pursuant to Section 2 hereof, collectively, the “Commitment Parties”, “we” or “us”) that the Borrower will combine its business with a business previously identified to us by you and codenamed Michigan U.S. (the “Michigan Business”) by entering into an Agreement and Plan of Merger dated as of October 17, 2017 (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Merger Agreement”) by and among the Borrower, TWG Holdings Limited, a Bermuda limited company (“Parent”), TWG Re, Ltd., a corporation incorporated in the Cayman Islands (“Michigan Re”), and Arbor Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to or in connection with which (i) the Borrower and Parent will combine their businesses through a transaction in which Merger Sub will merge with and into the Borrower, with the Borrower continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”) and (ii) each of Parent and Michigan Re will undertake an internal reorganization such that, at the time of the Merger, the outstanding capital stock of Parent will consist exclusively of ordinary shares and Michigan Re will be a wholly-owned subsidiary of Parent. The transactions described in this paragraph are collectively referred to herein as the “Merger Transactions.”

In that connection, you have advised us that the total amount required to effect the Merger Transactions (including (i) payment of merger consideration and (ii) refinancing certain existing indebtedness of the Michigan Business), to redeem $350 million of the Borrower’s existing 2013 senior notes due March, 2018 (the “Existing Senior Notes”), and to pay the fees and expenses incurred in connection with the foregoing shall be provided by a combination of (a) cash on the balance sheet, (b) the borrowing by the Borrower of up to $350 million of term loans (the “Term Loan Facility”), and (c) a combination of (i) the issuance by the Borrower of unsecured debt securities, equity securities, and/or equity-linked securities (the foregoing financings described in this clause (c), collectively, the “Permanent Financing”), and/or (ii) to the extent the Borrower does not issue the Permanent Financing on or prior to the Closing Date (as defined below), the borrowing by the Borrower of loans under a 364-day senior unsecured bridge term loan facility (the “Bridge Facility”) in an aggregate principal amount not to exceed $1.0 billion. The Merger Transactions, the Term Loan Facility, the Permanent Financing and the Term Loan Facility and the transactions contemplated by or related to the foregoing are collectively referred to as the “Transactions”.

The first date on which the applicable conditions in Exhibit B are satisfied (or waived) and the initial borrowing under the Term Loan Facility is made is herein referred to as the “Closing Date”. The date on which the Merger Transactions are consummated is herein referred to as the “Merger Transactions Closing Date”.

1. Commitment and Engagement. MSSF is pleased to commit to provide $70 million of the aggregate principal amount of the Term Loan Facility on the terms set forth in this letter and in the Summary of Terms and Conditions attached hereto as Exhibit A (including the Annex attached thereto), and subject solely to the Conditions Precedent to Closing attached hereto as Exhibit B (collectively, the “Term Sheet” and collectively with this letter, this “Commitment Letter”); provided, that the amount of the Term Loan Facility and the aggregate commitment of the Commitment Parties hereunder for the Term Loan Facility shall be automatically reduced on a pro rata basis at any time on or after the date hereof as set forth in the section titled “Mandatory Prepayments/Commitment Reductions” in Exhibit A hereto. MSSF is also pleased to agree to use commercially reasonable efforts to arrange a syndicate of banks, financial institutions and other lenders that will participate in the Term Loan Facility on the terms set forth in this Commitment Letter and the Term Sheet (such financial institutions and/or lenders, the “Lenders”), which Lenders shall be selected by the Borrower in consultation with MSSF.

It is understood that (i) MSSF shall act as joint lead arranger and bookrunner for the Term Loan Facility and (ii) a bank, financial institution or other entity selected by the Borrower shall act as sole administrative agent for the Term Loan Facility. You agree that no other agents, co-agents, co-arrangers, lead arrangers or bookrunners will be appointed, no other titles will be awarded and no compensation (other than the compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Term Loan Facility, unless you and MSSF shall agree; provided, that you and MSSF agree to the appointment of titles and the allocation of compensation set forth in the syndication strategy agreed to between you and MSSF prior to the date hereof. It is further agreed that MSSF will have “upper left” placement in all marketing documentation used in connection with the Term Loan Facility and shall have all roles and responsibilities customarily associated with such placement.

Except as set forth above with respect to MSSF’s commitment hereunder to provide a portion of the Term Loan Facility, the Borrower acknowledges that this Commitment Letter shall not constitute or give rise to any obligation on the part of MSSF or any of its affiliates to provide or commit to provide the balance of the commitments for the Term Loan Facility in excess of such portion; any such commitment or obligation will arise, if at all, only to the extent in a separate commitment letter or agreement with respect thereto and setting forth the terms and conditions thereof.

2. Syndication. MSSF intends to commence syndication efforts promptly following the execution of this Commitment Letter by the parties hereto, and you agree to use your commercially reasonable efforts to actively assist MSSF in completing a syndication reasonably satisfactory to MSSF and you as soon thereafter as practicable until the earlier of (x) the completion of syndication of the Term Loan Facility by MSSF and (y) 60 days after the Closing Date. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that MSSF’s syndication efforts benefit materially from your existing lending and investment banking relationships, (b) direct contact between appropriate members of your senior management and advisors, on the one hand, and the proposed Lenders, on the other hand, at such times during normal business hours as are mutually agreed, (c) your assistance in the preparation of a confidential information memorandum (a “Confidential Information Memorandum”) and other customary marketing materials (other than materials the disclosure of which would violate any law, rule or regulation or any confidentiality obligation or waive attorney-client privilege; it being understood that if any such information is withheld in reliance on this parenthetical in respect of confidentiality or privilege, you shall advise MSSF of such fact and shall, following a reasonable request from MSSF, use commercially reasonable efforts to furnish the relevant information by alternative means that would not violate the relevant obligation of confidentiality or waive the relevant privilege, including by requesting consent from the applicable contractual counterparty to disclose any information) to be used in connection with the syndication by providing information and other customary materials reasonably requested in connection therewith, (d) your promptly executing one or more Joinder Agreements in accordance with this Section 2, and (e) the hosting, with MSSF, of one or more meetings or conference calls with prospective Lenders, at reasonable times and locations to be mutually agreed upon, as reasonably requested by MSSF.

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Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (x) none of the foregoing shall constitute a condition to the commitments hereunder or the funding under the Term Loan Facility on the Closing Date and (y) neither the commencement nor the completion of the syndication of the Term Loan Facility shall constitute a condition to the commitments hereunder or the funding under the Term Loan Facility on the Closing Date.

Until the date that is the earlier of (a) the completion of syndication of the Term Loan Facility by MSSF and (b) 60 days after the Closing Date, you agree that without the consent of MSSF there shall be no competing offering, placement or arrangement of any commercial bank or other credit facilities by or on behalf of the Borrower or any of its subsidiaries or (through the use of the Borrower’s commercially reasonable efforts in accordance with the Merger Agreement) by any of the Michigan Business (other than (i) the Permanent Financing, (ii) the Bridge Facility to the extent arranged by MSSF, (iii) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, issuances of commercial paper, financial leases, hedging and cash management obligations and any other similar ordinary course debt, (iv) purchase money and equipment financings and similar obligations, (v) any amendment, refinancing or renewal of the Credit Agreement, dated as of September 16, 2014 among the Borrower, JPMorgan Chase Bank, N.A. as administrative agent and the lenders party thereto (as amended prior to the date hereof, the “Existing Credit Agreement”); provided, that (x) any amendment, refinancing or renewal of the Existing Credit Agreement shall be in consultation with MSSF and (y) the aggregate commitments under the Existing Credit Agreement shall not be increased by more than $100 million, (vi) any indebtedness permitted to be incurred by the Michigan Business under the Merger Agreement and (vii) any indebtedness of any Managed Vehicle (as defined in the Existing Credit Agreement); provided, that (a) such indebtedness described in this clause (vii) shall be Non-Recourse Indebtedness (as defined in the Existing Credit Agreement) and (b) the offering, placement or arrangement of such indebtedness described in this clause (vii) shall not be syndicated to any commercial bank market that would in the reasonable opinion of MSSF be expected to materially impair the syndication of the Term Loan Facility.

In addition, you agree to use commercially reasonable efforts to maintain a public corporate credit rating from S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC (“S&P”) and a public corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”) (but in either case no specific rating shall be required), in each case with respect to the Borrower, prior to the Closing Date.

MSSF will manage all aspects of the syndication in consultation with you, including, without limitation, decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate and the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders, subject to the limitations and requirements set forth above.

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In acting in its capacity as a joint lead arranger and bookrunner, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall in no event be subject to any fiduciary or other implied duties. To assist MSSF in its syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including, without limitation, all financial information and projections (the “Projections”), as MSSF may reasonably request in connection with the arrangement and syndication of the Term Loan Facility.

You agree that, subject to the confidentiality obligations contained herein, MSSF may make available any Information (as defined below) and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks or another similar secure electronic system (the “Platform”) on a confidential basis in accordance with MSSF’s standard syndication practices (including hard copy and via electronic transmissions). You further agree to assist, at the request of MSSF, in the preparation of a version of a Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information or documentation that is either (a) publicly available (or could be derived from publicly available information) or (b) not material with respect to you, the Michigan Business or your subsidiaries or any of their respective securities for purposes of United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree, at our request, to identify any document to be disseminated by MSSF to any Lender or potential Lender in connection with the syndication of the Term Loan Facility as containing solely Public Lender Information by clearly and conspicuously marking the same as “PUBLIC” (it being understood that you shall not otherwise be under any obligation to mark any document as “PUBLIC”). You acknowledge and agree that, after having been given a reasonable opportunity to review such documents, the following documents will contain solely Public Lender Information unless you advise the Commitment Parties that such material contain Private Lender Information: (i) drafts and final definitive documentation for the Term Loan Facility (the “Credit Documentation”); (ii) administrative materials prepared by MSSF for potential Lenders (e.g. a lender meeting invitation, allocations and/or funding and closing memoranda), in each case to the extent approved by you prior to distribution; and (iii) notification of changes in the terms of the Term Loan Facility.

3. Information. You hereby represent that (a) all written information (other than the Projections, forward-looking statements, estimates and general economic or industry specific information) (the “Information”) that has been or will be furnished to us or any of our affiliates or any Lender or potential Lender by you, the Michigan Business, or any of your or its representatives does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not materially misleading (when taken as a whole and after giving effect to all supplements and updates thereto); provided, that such representation with respect to the Michigan Business prior to the Closing Date is made only to the best of your knowledge and (b) the Projections, estimates and forward-looking information that have been or will be made available to us or any of our affiliates or any Lender or potential Lender by you or any of your representatives have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time of the delivery of such Projections, estimates and other forward-looking information (it being understood that such Projections are subject to significant uncertainties and contingencies, any of which are beyond your control, and that no assurance can be given that any particular Projection will be realized). If at any time, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will (and with respect to the Michigan Business, use your commercially reasonable efforts

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to) promptly supplement, or cause to be supplemented, the Information and Projections so that (to the best of your knowledge with respect to the Michigan Business prior to the Closing Date) such representations will be correct in all material respects at such time until the earlier of (x) the completion of syndication of the Term Loan Facility by MSSF and (y) 60 days after the Closing Date. You acknowledge that we will be entitled to use and rely on the Information and Projections without independent verification thereof.

We reserve the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and our affiliates may agree. You acknowledge that we may share with any of our affiliates, and such affiliates may share with us, any information related to the Transactions, you and your subsidiaries or the Michigan Business or any of the matters contemplated hereby in connection with the Transactions, in each case on a confidential basis.

4. Fees. As consideration for our commitment hereunder and MSSF’s agreement to perform the services described herein, you agree to pay (when due and payable) the non-refundable fees set forth in the Term Sheet and in the Fee Letter delivered herewith from MSSF to you relating to the Term Loan Facility and dated the date hereof (the “Fee Letter”).

5. Conditions Precedent. Our commitments and agreements hereunder are subject solely to those conditions specified in Exhibit B; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than those that are expressly stated in Exhibit B to be conditions to the funding under the Term Loan Facility on the Closing Date (and upon satisfaction or waiver of such conditions, the funding requested by you under the Term Loan Facility shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date shall be (i) the Merger Agreement Representations (as defined below) and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair availability of the Term Loan Facility on the Closing Date if the conditions expressly set forth in Exhibit B hereto are satisfied.

For purposes of the previous paragraph, (a) “Merger Agreement Representations” means the representations and warranties made by or on behalf of or related to the Michigan Business in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable subsidiary) have the right to terminate your (or its) obligation to consummate the Merger Transactions under the Merger Agreement or the right not to consummate the Merger Transactions pursuant to the Merger Agreement as a result of a breach of such representations and warranties and (b) “Specified Representations” means the representations and warranties of the Borrower set forth in the Credit Documentation relating to corporate or other organizational existence of the Borrower and each Guarantor (as defined in the Term Sheet); organizational power and authority (as to execution, delivery and performance of the Credit Documentation) of the Borrower and each Guarantor; the due corporate authorization, execution and delivery of the Credit Documentation by the Borrower and each Guarantor; enforceability and governmental authorizations, in each case, as it relates to entering into and performance of the Credit Documentation by the Borrower and each Guarantor; the Credit Documentation not conflicting with (i) organizational documents or (ii) any agreement or instrument governing committed or outstanding Material Indebtedness (as defined in the Existing Credit Agreement) of the Borrower (in the case of this clause (ii), without giving effect to any “material adverse effect” qualification); solvency as of the applicable Funding Date (as defined in the Term Sheet and after giving effect to the Transactions occurring on such date) of the Parent (or, prior to the Merger Transactions Closing Date, the Borrower) and its subsidiaries on a consolidated basis (such representation and

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warranty to be consistent with the solvency certificate in the form set forth in Annex I to Exhibit B); Federal Reserve margin regulations; Investment Company Act; use of proceeds in violation of OFAC and FCPA; and anti-money laundering laws. The provisions in this Section 5 are referred to as the “Limited Conditionality Provisions.”

6. Indemnity and Expenses; Other Activities. You agree (a) to indemnify and hold harmless each Commitment Party and its affiliates and each officer, director, employee, advisor and agent of each Commitment Party or its affiliates (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Term Loan Facility, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto and regardless of whether brought by a third party or by you or any of your affiliates (any of the foregoing, a “Proceeding”), and to reimburse each indemnified person upon written demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding, including the reasonable fees and expenses of one common counsel, of reasonably required local counsel (limited to one such local counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction) to each group of similarly situated affected indemnified persons taken as a whole; provided, further, that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to result directly from (A) the willful misconduct, bad faith or gross negligence of such indemnified person or any Related Person (as defined below) thereof or (B) a material breach by such indemnified person or any Related Person thereof of its obligations under this Commitment Letter or the Fee Letter, or (ii) result from a dispute solely among indemnified persons that does not involve an act or omission by you or any of your affiliates and are not brought against such indemnified person in such capacity as an agent or arranger or similar role under the Term Loan Facility, and (b) to reimburse each Commitment Party and its affiliates upon written demand for all reasonable and documented out-of-pocket expenses (including, without limitation, reasonable and documented fees, charges and disbursements of counsel) incurred in connection with the Term Loan Facility and any related documentation (including, without limitation, this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof and in connection with the enforcement of any of its rights and remedies hereunder; provided, that you shall only be obligated to reimburse the Commitment Parties and their affiliates for the reasonable fees and expenses of one common counsel, of reasonably required local counsel (limited to one such local counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction plus one reasonably required insurance regulatory counsel) to the affected indemnified person. Notwithstanding any other provision of this Commitment Letter, no indemnified person shall be liable for any damages arising from the use by unintended recipients of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to result directly from (x) the willful misconduct, bad faith or gross negligence of such indemnified person or any Related Person thereof or (y) material breach by such indemnified person or any Related Person thereof of its obligations under this Commitment Letter or the Fee Letter. None of you or your affiliates, the Michigan Business, the Commitment Parties or any other indemnified party shall be liable for any special, indirect, consequential or punitive damages in connection with the Commitment Letter, the Fee Letter, the Term Loan Facility, the use of the proceeds thereof, the Transactions or any related transaction; provided, that nothing in this sentence shall limit your indemnity and reimbursement obligations set forth herein to the extent such special, indirect, consequential or punitive damages are included in any third party claim

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in connection with which such indemnified person is entitled to indemnification or reimbursement hereunder. For purposes hereof, a “Related Person” of an indemnified person means (a) any controlling person, controlled affiliate or subsidiary of such indemnified person, (b) the respective directors, officers or employees of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons and (c) the respective agents and advisors of such indemnified person or any of its subsidiaries, controlled affiliates or controlling persons, in the case of this clause (c), acting on behalf of or at the instructions of such indemnified person, controlling person or such controlled affiliate.

You will not, without the prior written consent of the indemnified persons (such consent not to be unreasonably withheld or delayed), settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified person is a party thereto) unless such settlement, compromise, consent or termination (a) includes an unconditional release of each indemnified person from all liability arising out of such Proceeding and (b) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such indemnified person. You will not be liable for any settlement, compromise, consent or termination of any pending or threatened Proceeding effected without your prior written consent (which shall not be unreasonably withheld or delayed); provided, however, that if a Proceeding is settled, compromised, consented to or terminated with your prior written consent or if there is a final judgment in any such Proceeding, you agree to indemnify and hold harmless each indemnified person to the extent and in the manner set forth above. The provisions of this paragraph and the immediately preceding paragraph shall be superseded by the indemnity and expense provisions of the Credit Documentation after the Closing Date to the extent covered thereby.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests or a commercial or competitive relationship with and otherwise. In particular, you acknowledge that Morgan Stanley & Co. LLC (“MS&Co.”) is acting as a buy-side financial advisor to you in connection with the Transactions. You agree not to assert or allege any claim based on actual or potential conflict of interest arising or resulting from, on the one hand, the engagement of MS&Co. in such capacity and our obligations hereunder, on the other hand. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or other relationships with you in connection with the performance by the Commitment Parties of services for other companies, and no Commitment Party will furnish any such information to other companies or their advisors. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You acknowledge that each Commitment Party is acting pursuant to a contractual relationship on an arm’s length basis, and the parties hereto do not intend that any Commitment Party or its affiliates act or be responsible as a fiduciary to you, your management, stockholders, creditors or any other person. You hereby expressly disclaim any fiduciary relationship and agree that you are responsible for making your own independent judgments with respect to any transactions (including the Transactions) entered into between you and the Commitment Parties. You also acknowledge that no Commitment Party has advised and none is advising you as to any legal, accounting, regulatory or tax matters, and that you are consulting your own advisors concerning such matters to the extent you deem appropriate.

7. Governing Law, etc. This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York; provided that the laws of the State of Delaware shall govern in determining (i) whether the Merger Transactions have been consummated in accordance with the terms of the Merger Agreement, (ii) whether a Parent Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Merger Agreement Representations. The parties

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hereto hereby waive any right they may have to a trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter. The parties hereto submit to the exclusive jurisdiction of the federal and New York State courts located in the County of New York in connection with any dispute related to, contemplated by, or arising out of this Commitment Letter and agree that any service of process, summons, notice or document by registered mail addressed to such party shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and agree that any final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and may be enforced in other jurisdictions by suit upon the judgment or in any other manner provided by law.

8. PATRIOT Act. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (October 26, 2001), as amended) (the “PATRIOT Act”), the Commitment Parties and the other Lenders may be required to obtain, verify and record information that identifies you and each Guarantor, which information includes your and each such Guarantor’s name and address, and other information that will allow the Commitment Parties and the other Lenders to identify you and each Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each Commitment Party and the other Lenders.

9. Confidentiality. This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your and your affiliates’ respective officers, directors, employees, stockholders, partners, members, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law, regulation, compulsory legal process or as requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (c) this Commitment Letter (including the Term Sheet) and the contents thereof (but not the Fee Letter or the contents thereof) may be disclosed to seller of the Michigan Business and its officers, directors, employees, accountants, attorneys, agents, stockholders, partners, controlling persons, representatives and advisors in connection with their consideration of the Transactions on a confidential and need-to-know basis, (d) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose this Commitment Letter (but not the Fee Letter) in filings with the United States Securities and Exchange Commission (“SEC”) and other applicable regulatory authorities and stock exchanges, as required by law, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof and (f) if MSSF consents to such disclosure. In addition, you may disclose (i) this Commitment Letter and the contents hereof to any rating agency on a confidential basis, (ii) this Commitment Letter and the contents hereof in any syndication of the Term Loan Facility or in any confidential information memorandum, prospectus or offering memorandum related to any Permanent Financing issued in lieu of the Term Loan Facility or in any public filing (including documents furnished) relating to the Transactions, (iii) the aggregate amount of fees and other compensation under the Term Loan Facility (but without disclosing any specific fees, flex or other economic terms set forth in the Fee Letter) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any syndication of the Term Loan Facility or in any prospectus or offering memorandum related to any securities issued in lieu of the Term Loan Facility or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, (iv) the Fee Letter to the seller of the Michigan Business and its officers, directors, employees, attorneys, accountants, agents, representatives and advisors, in each case in connection with the Transactions, on a confidential and need-to-know basis and redacted in a manner reasonably acceptable to MSSF and (v) the Fee Letter and the contents thereof

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on a confidential basis after the Closing Date to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs. The foregoing restrictions shall cease to apply in respect of the existence and contents of this Commitment Letter (but not in respect of the Fee Letter and its contents) on the earliest of (x) the date (if any) on which this Commitment Letter is publicly filed by the Borrower in accordance with clause (d) of this paragraph, (y) the Closing Date and (z) the date that is two years following the termination of this Commitment Letter in accordance with its terms.

Each Commitment Party will treat as confidential all non-public and confidential information provided to it by you or on your behalf hereunder and shall use all non-public and confidential information received by it in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter or the Fee Letter; provided, that nothing herein shall prevent such person from disclosing any such information (a) to any Lenders or participants or prospective Lenders or participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to you or your obligations under the Term Loan Facility (collectively, “Specified Counterparties”), (b) to its affiliates and officers, directors, employees, accountants, attorneys, agents and advisors (collectively, the “Representatives”) who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and are bound to maintain the confidentiality of such information, (c) as may be compelled or requested in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case such person (i) shall limit such disclosure to the extent necessary to comply with such order, regulation, law or request and (ii) agrees to the extent permitted under applicable law to inform you promptly thereof), (d) to any rating agency on a confidential basis; provided, that any disclosure of material non-public information shall require your prior approval, (e) in connection with an audit or examination by any state, federal or foreign authority or examiner regulating banks or banking, (f) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Commitment Letter, the Fee Letter, or the transaction contemplated thereby or enforcement hereof and thereof and (g) to the extent such confidential information becomes publicly available (i) other than as a result of a breach of this provision or (ii) to it from a source, other than you, which it has no reason to believe has any confidentiality or fiduciary obligation to you, your affiliates or the Michigan Business with respect to such information; provided, that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis in accordance with the standard syndication process of MSSF or customary market standards for dissemination of such types of information; provided, further, that the foregoing obligations of the Commitment Parties shall remain in effect until the earlier of (x) the first anniversary of the date hereof, and (y) the execution and delivery of the Credit Documentation by the parties thereto, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions in this paragraph.

10. Miscellaneous. This Commitment Letter shall not be assignable by you without our prior written consent (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons. We may assign our commitments and agreements hereunder, in whole or in part, to any of our affiliates (provided, that, except in the case of assignments between MSSF and Morgan Stanley Bank, N.A. or between Commitment Parties which are affiliates of each other, no assigning Commitment Party shall be released from the portion of its commitment hereunder so assigned to the extent such affiliate fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and us. This Commitment Letter may be executed in

9

any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Term Loan Facility and set forth the entire understanding of the parties with respect thereto. No individual has been authorized by any Commitment Party or its affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter. As used in this Commitment Letter and the Fee Letter, the term “affiliate” includes our lending partners.

The information, reimbursement, indemnification, confidentiality, syndication, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or our commitments hereunder except that the information and syndication provisions shall not survive if the commitments and undertakings of the Commitment Parties are terminated prior to the effectiveness of the Term Loan Facility; provided, that your obligations under this Commitment Letter, other than those pursuant to syndication, clear markets and confidentiality, shall automatically terminate and be superseded by the Credit Documentation (to the extent covered thereby) upon the Closing Date, and (to the extent so covered) you shall be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or our commitments hereunder at any time subject to the provisions of the immediately preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter, together with a copy of the fully executed Merger Agreement, prior to the earlier of (i) 9:00 a.m. (New York City time) on October 18, 2017 and (ii) the time of the public announcement of the Merger Transactions. If the Commitment Letter and Fee Letter have not been executed and returned, together with a copy of the fully executed Merger Agreement, as described in the preceding sentence by such earlier time, then the Commitment Parties’ offer hereunder shall terminate at such earlier time. After your execution and delivery to us of this Commitment Letter and the Fee Letter, our outstanding commitments with respect to the Term Loan Facility in this Commitment Letter shall automatically terminate upon the earliest to occur of (i) the execution and delivery of the credit agreement for the Term Loan Facility by all parties thereto, (ii) October 17, 2018 (iii) the closing of the Merger Transactions without the use of the Term Loan Facility and (iv) the later to occur of (x) March 31, 2018 and (y) the valid termination of the Merger Agreement in accordance with its terms (the earliest of clauses (ii) through (iv) being the “Commitment Termination Date”); provided, that the termination of any Commitment pursuant to this sentence shall not prejudice your rights and remedies with respect to any breach of this Commitment Letter or the Fee Letter that occurred prior to any such termination.

Each of the parties hereto agrees that this Commitment Letter and the Fee Letter are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to conditions precedent set forth in Exhibit B.

[Signature Pages Follow]

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Subhalakshmi Ghosh-Kohli
Name: Subhalakshmi Ghosh-Kohli
Title: Authorized Signatory

[Signature Page to Project Michigan Commitment Letter]

Accepted and agreed to as of the date first written above by:

ASSURANT, INC.

By:	/s/ Alan Colberg
Name: Alan Colberg
Title: President and Chief Executive Officer

[Signature Page to Project Michigan Commitment Letter]

Exhibit A

PROJECT MICHIGAN

364-DAY SENIOR UNSECURED TERM LOAN FACILITY

Summary of Terms and Conditions

Capitalized terms not otherwise defined herein shall have the same meaning as specified with respect thereto in the Commitment Letter to which this Exhibit A is attached.

I. THE PARTIES Borrower:	Assurant, Inc. (the “Borrower”).

Guarantors:	All obligations of the Term Loan Facility shall be guaranteed by (a) Parent and (b) each existing and future subsidiary of Parent (other than foreign subsidiaries of the Borrower and any Managed Vehicle) including, without limitation, the Michigan Business (but only under this clause (b) if (i) it incurs, borrows or guarantees any Material Indebtedness (other than intercompany indebtedness) or (ii) otherwise agreed by MSSF and the Borrower that it should provide a guarantee); provided that Parent and any subsidiary shall not be required to provide any such guarantee prior to the date which is the earlier of (x) 60 days after the Merger Transactions Closing Date (or such later date as the Administrative Agent reasonably may agree) and (y) the date (not earlier than the Merger Transactions Closing Date) on which Parent or the applicable subsidiary incurs, borrows or guarantees any committed or outstanding Material Indebtedness (other than intercompany indebtedness). Each such guarantor of the Term Loan Facility is referred to herein as a “Guarantor”.

Joint Lead Arrangers and Bookrunners:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and any additional arrangers as may be appointed in accordance with the Commitment Letter will act as joint lead arranger and bookrunner for the Term Loan Facility (in such capacities, the “Arrangers”).

Administrative Agent:	A bank, financial institution or other entity selected by the Borrower will act as the sole and exclusive administrative agent for the Term Loan Facility (in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including MSSF and/or any of its affiliates, arranged by MSSF in accordance with the syndication provisions of the Commitment Letter (collectively, the “Lenders”).

II. THE TERM LOAN FACILITY

Type and Amount of Facility:	364-day senior unsecured term loan facility in the amount of $350 million (the “Term Loan Facility”).

Availability:	The loans (the “Loans”) may be funded by up to two drawings (each drawing not to be less than $50 million) on: (i) to the extent used to finance a portion of the Merger Transactions, on the Merger Transactions Closing Date; and (ii) to the extent used to finance the redemption of the Existing Senior Notes, a date that is not more than 60 days prior to the date that such redemption payment is due, and in each case not later than the Commitment Termination Date. Any undrawn commitments under the Term Loan Facility (the “Commitments”) shall automatically be terminated on the Commitment Termination Date.

Maturity:	The Loans shall mature and be payable in full on the date that is 364 days after the Closing Date.

Purpose:	The proceeds of the Loans shall be used to finance the Transactions and fees and expenses in connection therewith.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I to this Exhibit A.

Optional Prepayments / Commitment Reductions:	The Loans may be prepaid, and the Commitments may be reduced, by the Borrower without premium or penalty (other than the payment of customary LIBO Rate breakage amounts) in minimum amounts to be agreed upon. Any optional prepayment of the Loans may not be reborrowed.

Mandatory Prepayments / Commitment Reductions:	To the extent that the following amounts are not required to be applied to repay the loans under the Bridge Facility (and prior to the Merger Transactions Closing Date, not required to be applied to reduce the commitments thereunder), such amounts shall be applied first to reduce automatically any outstanding Commitments, and thereafter to prepay the Loans:

100% of the net cash proceeds (including into escrow) of any borrowing, sale or issuance of any debt securities, loans or other debt financing (other than Excluded Debt (as defined below)) and any equity securities or equity-linked securities (other than (i) issuances pursuant to employee stock plans and retirement plans or issued as compensation to officers and/or non-employee directors and (ii) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons other any member of the Arbor Group (as defined below) under applicable law) by any member of the Arbor Group, in each case on or after the date of the Commitment Letter.

For the purpose hereof:

“Arbor Group” means (i) prior to the Merger Transactions Closing Date, the Borrower and its subsidiaries, and (ii) on and following the Merger Transactions Closing Date, the Borrower, Parent and their respective subsidiaries.

“Excluded Debt” means (i) intercompany debt among members of the Arbor Group, (ii) credit extensions under the Existing Credit Agreement or any refinancing thereof up to the existing commitments thereunder as of the date of the Commitment Letter plus $100 million, (iii) commercial paper issuances, (iv) ordinary course letter of credit facilities, overdraft protection, short term working capital facilities, ordinary course foreign credit facilities (including the renewal, replacement or refinancing thereof), factoring arrangements, capital leases, financial leases, hedging and cash management obligations and any other similar ordinary course debt, (v) purchase money and equipment financings and similar obligations, (vi) loans borrowed under any Qualifying Committed Financing (as defined below) to the extent the commitments in respect of such loans have previously been applied to reduce the Commitments or commitments under the Bridge Facility, (vii) the Bridge Facility in an aggregate principal amount up to $1 billion, (viii) any indebtedness of any Managed Vehicle (as defined in the Existing Credit Agreement), provided, that such indebtedness shall be Non-Recourse Indebtedness (as defined in the Existing Credit Agreement) and (ix) other debt (excluding any Permanent Financing) in an aggregate principal amount up to $100 million.

If the Borrower or any of its subsidiaries enters into any committed but unfunded term loan or private placement agreement (other than the Bridge Facility in an aggregate principal amount up to $1 billion) in connection with financing the Transactions (a “Qualifying Committed Financing”) with conditions to availability thereunder which are no more restrictive on the Borrower than the conditions to availability of the Term Loan Facility as reasonably determined by the Borrower upon entering into such Qualifying Committed Financing, then the Commitments shall (except to the extent required to reduce commitments under the Bridge Faciltiy) be automatically reduced by the committed principal amount of such Qualifying Committed Financing on the date of execution of the definitive loan or other applicable agreement with respect thereto.

The Borrower shall notify the Administrative Agent within two business days of receipt of the foregoing amounts or within two business days of entering into any Qualifying Committed

Financing.

Any mandatory prepayment of the Loans may not be reborrowed.

All voluntary and mandatory prepayments of Loans and reductions of commitments with respect to the Term Loan Facility as set forth above shall be allocated among the Lenders on a pro rata basis (or, as between Lenders that are affiliated with each other, allocated between them as they and MSSF may otherwise determine).

IV. CERTAIN CONDITIONS

Conditions to Availability of Loans:	Subject to the Limited Conditionality Provisions, the Term Loan Facility shall be available on each date (a “Funding Date”) occurring not later than the Commitment Termination Date on which the applicable conditions precedent set forth in Exhibit B attached hereto are satisfied (the first such date, the “Closing Date”).

V. CERTAIN DOCUMENTATION MATTERS

Documentation Principles:	The Credit Documentation will be drafted by counsel to the Arrangers and negotiated in good faith by the Borrower and the Commitment Parties giving effect to the Limited Conditionality Provisions and will contain representations and warranties, covenants, events of default and other provisions which, in each case, are substantially similar to the Existing Credit Agreement with modifications consistent with the Commitment Letter and this Term Sheet (collectively, the “Documentation Principles”); provided that (x) if the Closing Date occurs prior to the Merger Transactions Closing Date, the Credit Documentation will permit the consummation of the Merger Transactions (including such modifications to the affirmative, negative and financial covenants as described below) and, notwithstanding anything to the contrary in this Term Sheet, at all times prior to the Merger Transactions Closing Date, the representations and warranties, covenants (including financial covenants), events of default and other terms of the Credit Documentation will, in each case of this clause (x), apply to the Borrower and its subsidiaries and not to Parent and its subsidiaries and (y) if the Closing Date occurs on the Merger Transactions Closing Date, the representations and warranties made on the Merger Transactions Closing Date and the covenants (including financial covenants), events of default and other terms of the Credit Documentation will, in each case of this clause (y), apply to Parent and its subsidiaries.

Representations and Warranties:	Substantially the same as the Existing Credit Agreement and in each case to be made on the date of the Credit Documentation (other than solvency) and on each Funding Date; provided, that (without limiting the foregoing) the representations and warranties shall include customary representations with respect to (i) the solvency of the Parent (or if prior to the Merger Transactions Closing Date, the Borrower) and its subsidiaries taken as a whole (with solvency to be defined in a manner consistent with the certificate set out as Annex I to Exhibit B) and (ii) compliance with anti-money laundering laws (to be reasonably agreed, and subject to a material adverse effect qualification with respect to the Michigan Business). It is understood that the Commitments of the Lenders and the making of Loans thereunder on the applicable Funding Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as referred to in paragraphs A(5) and B(2), as applicable, of Exhibit B.

Affirmative and Negative Covenants:	Substantially the same as the Existing Credit Agreement; provided, that the covenants shall (i) include a customary covenant with respect to compliance with anti-money laundering laws, (ii) provide for reporting by Parent and its subsidiaries on a consolidated basis and (iii) include such other modifications as may be needed to permit the consummation of the Merger Transactions without giving effect to any minimum ratings requirement or other conditions precedent beyond those set forth in Exhibit B (including the incurrence and repayment of any unsecured indebtedness by Parent in connection with the Merger Transactions, to the extent that such indebtedness is both incurred and thereafter repaid on the Closing Date), including the operational and strategic requirements of Parent and its subsidiaries after giving effect to the Transactions (each to be reasonably agreed and in any event no less restrictive on Parent and its subsidiaries than what is included in the Existing Credit Agreement, as amended, restated, supplemented, replaced, or otherwise modified prior to the Closing Date (the “Closing Date Existing Credit Agreement”)).

Financial Covenants:

Following the making of the Loans on the Closing Date:

(a) Maximum Indebtedness to Capitalization Ratio. The Indebtedness to Capitalization Ratio of Parent and its subsidiaries (including the Borrower) as of the last day of any Fiscal Quarter will not be permitted to exceed 0.35 to 1.0; provided that, if the Closing Date occurs prior to the Merger Transactions Closing Date, at all times prior to the Merger Transactions Closing Date the aforementioned Indebtedness to Capitalization Ratio will (i) be measured by reference to the Borrower and its subsidiaries and not to Parent and its subsidiaries and (ii) exclude any indebtedness under the Term

Loan Facility or any Permanent Financing.

(b) Minimum Consolidated Adjusted Net Worth. The Consolidated Adjusted Net Worth of Parent and its subsidiaries (including the Borrower) will not at any time be permitted to be less than the sum of (i) an amount equal to 70% of (x) if the Closing Date occurs prior to the Merger Transactions Closing Date, the Consolidated Adjusted Net Worth of the Borrower and its subsidiaries on the Closing Date based on the most recent financial statements delivered to MSSF as of such date in accordance with paragraph B(5) of Exhibit B or (y) if the Closing Date occurs on the Merger Transactions Closing Date, the Consolidated Adjusted Net Worth of Parent and its subsidiaries on the Closing Date, calculated on a pro forma basis after giving effect to the Merger Transactions, including, without limitation, adjustments for purchase accounting and the issuance of any equity in connection therewith, (ii) 25% of Consolidated Net Income for each Fiscal Quarter (beginning with the first full Fiscal Quarter ending after the Closing Date) for which Consolidated Net Income (measured at the end of each such Fiscal Quarter) is a positive amount and (iii) 25% of the net cash proceeds received by Parent or any of its subsidiaries (including the Borrower) after the Closing Date from any capital contribution to, or issuance of any Capital Stock, Disqualified Capital Stock and Hybrid Securities (but only to the extent such Capital Stock, Disqualified Capital Stock and Hybrid Securities are included, at the time of issuance thereof, in Consolidated Adjusted Net Worth pursuant to the definition thereof) of, Parent or any subsidiary (but excluding any issuance by a subsidiary to Parent or to a wholly-owned subsidiary, and any capital contribution by Parent or a subsidiary to a wholly-owned subsidiary); provided that, if the Closing Date occurs prior to the Merger Transactions Closing Date, at all times prior to the Merger Transactions Closing Date clauses (ii) and (iii) above will apply to the Borrower and its subsidiaries and not to Parent and its subsidiaries.

Capitalized terms used above shall each have substantially the same definitions as contained in the Existing Credit Agreement; provided that, if on the Closing Date any of the financial covenants in the Closing Date Existing Credit Agreement are more restrictive than that which is set forth in the Existing Credit Agreement, then the Term Loan Facility shall be deemed modified to be substantially the same as such financial covenants in the Closing Date Existing Credit Agreement.

Events of Default:	Substantially the same as the Existing Credit Agreement, with such modifications to the definition of “Change of Control” as may be needed to permit consummation of the Transactions, including the operational and strategic requirements of Parent and its subsidiaries after giving effect to the Transactions (each to be reasonably agreed and in any event no less restrictive on the Parent and its subsidiaries than what is included in the Closing Date Existing Credit Agreement).

Without limiting (and subject to) the conditions set forth in Exhibit B, the Lenders shall not be entitled to terminate the Commitments prior to the Commitment Termination Date unless (a) any fees or expenses required to be paid pursuant to this Commitment Letter or the Fee Letter have not been paid within three business days after such fees or expenses are due and payable in accordance with the terms thereof or (b) an event of default under sections 7.6, 7.7 and 7.9 (bankruptcy/insolvency/dissolution events, but solely with respect to the Borrower) under the Existing Credit Agreement has occurred and is continuing. The acceleration of the Loans shall be permitted at any time after they have been funded only to the extent that an event of default is outstanding and continuing at such time.

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans and Commitments, except that the consent of (i) each Lender directly affected thereby shall also be required with respect to (a) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (b) reductions in the rate of interest or any fee or extensions of any due date thereof, (c) increases in the amount or extensions of the expiry date of such Lender’s commitment, (d) modifications to the pro rata provisions of the Credit Documentation and (e) modifications to any of the voting percentages and (ii) 100% of the Lenders shall be required with respect to releases of any Guarantor from its guarantee.

Defaulting Lender:	The Credit Documentation shall contain “Defaulting Lender” provisions substantially consistent with the corresponding provisions of the Existing Credit Agreement.

Assignments and Participations:	The Lenders shall be permitted to assign (other than to the Borrower and its affiliates) all or a portion of their Loans and Commitments with the consent, not to be unreasonably withheld or delayed, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or, only with respect to an assignment made after the Closing Date, an approved fund or (ii) a payment or bankruptcy event of default under the Credit Documentation has occurred and is continuing, and (b) the

Administrative Agent, unless a Loan is being assigned to an existing Lender, an affiliate thereof or, only with respect to an assignment made after the Closing Date, an approved fund. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5 million, unless otherwise agreed by the Borrower (unless an event of default under the Credit Documentation has occurred and is continuing) and the Administrative Agent. If the consent of the Borrower is required in connection with any assignment, the Borrower shall be deemed to have provided such consent unless it has notified the Administrative Agent of its refusal to give such consent within five business days of receiving written request for its consent to such assignment.

The Lenders shall also be permitted to sell participations in their Loans subject to restrictions consistent with the Documentation Principles and in accordance with applicable law. Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Term Loan Facility only upon request.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law (provided, that for the purposes of determining a change in law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, and all requests, rules, guidelines or directives promulgated under, or issued in connection with, either of the foregoing, shall be deemed to have been introduced or adopted after the date of the Credit Documentation, regardless of the date enacted, adopted or issued) and from changes in withholding or other taxes (other than franchise or income taxes) and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any payment or prepayment of a LIBOR Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto or any failure to borrow a LIBOR Loan on the date specified in the applicable borrowing notice.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses of the Arrangers associated with the syndication of the Term Loan Facility and the preparation, execution, delivery and administration of the Credit

Documentation and any amendment or waiver with respect thereto (limited, in the case of counsel, to the reasonable and documented fees, disbursements and other charges of one common counsel and reasonably required local counsel (limited to one such counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel) and (b) all reasonable and documented out-of-pocket expenses of the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of one common counsel for similarly situated parties and reasonably required local counsel (limited to one such counsel in each jurisdiction) plus one reasonably required insurance regulatory counsel and, solely in the case of an actual or potential conflict of interest, of one additional counsel (and if reasonably required, one local counsel in each jurisdiction plus one reasonably required insurance regulatory counsel) to the affected indemnified person), in connection with the enforcement of the Credit Documentation.

The Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent they (i) are found by a final, non-appealable judgment of a court of competent jurisdiction to result from (A) the gross negligence, bad faith or willful misconduct of such indemnified party or any Related Person thereof or (B) or a material breach by such indemnified person or any Related Person thereof of its obligations under the Credit Documentation or (ii) result from a dispute solely among indemnified parties that does not involve an act or omission by the Borrower or any of its affiliates and are not brought against such indemnified party in such capacity as an agent or arranger or similar role under the Term Loan Facility).

Governing Law and Forum:	New York law; provided that the laws of the State of Delaware shall govern in determining (i) whether the Merger Transactions have been consummated in accordance with the terms of the Merger Agreement, (ii) whether a Parent Material Adverse Effect (as defined in Exhibit B) has occurred and (iii) compliance with any Merger Agreement Representations. The Borrower will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York exclusive jurisdiction.

EU Bail-in Provisions:	The Term Loan Facility shall include customary provisions pertaining to EU Bail-In.

Counsel to the Arrangers:	Weil, Gotshal & Manges LLP.

Annex I

to Exhibit A

Interest and Certain Fees

Interest Rate Options:	The Borrower may elect that the Loans bear interest at a rate per annum equal to:

(i) the ABR plus the Applicable Margin; or

(ii) the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the federal funds effective rate from time to time plus 0.50%, (ii) the rate of interest per annum from time to time published in the “Money Rates” section of The Wall Street Journal as being the “Prime Lending Rate” or, if more than one rate is published as the Prime Lending Rate, then the highest of such rates (the “Prime Rate”) (each change in the Prime Rate to be effective as of the date of publication in The Wall Street Journal of a “Prime Lending Rate” that is different from that published on the preceding domestic business day); provided, that in the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Prime Lending Rate, the Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Prime Lending Rate and (iii) the one month Adjusted LIBO Rate plus 1.00%. Each change in any interest rate provided for herein based upon the ABR resulting from a change in the Prime Lending Rate, the federal funds effective rate or the Adjusted LIBO Rate shall take effect at the time of such change in the Prime Lending Rate, the federal funds effective rate, or the Adjusted LIBO Rate, respectively.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means a percentage determined in accordance with the pricing grid attached hereto as Annex I-A (the “Pricing Grid”).

“LIBO Rate” means the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months, in each case as selected by the Borrower, appearing on Page LIBOR01 of the Reuters screen; provided, that the LIBO Rate will be deemed to be not less than 0.00% per annum.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears on the last business day of each March, June, September and December.

In the case of Loans bearing interest based upon the Adjusted LIBO Rate (“LIBOR Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay, or cause to be paid, commitment fees (the “Commitment Fees”) to each Lender under the Term Loan Facility calculated at a rate per annum equal to 17.5 basis points on the daily average undrawn Commitments of such Lender, accruing during the period commencing on the date of execution of the credit agreement for the Term Loan Facility, payable quarterly in arrears and upon termination of the Term Loan Facility.

Default Rate:	At any time upon the occurrence and during the continuation of any payment default, all overdue amounts under the Term Loan Facility shall bear interest at a rate per annum equal to (i) in the case of principal of any Loan, 2.00% above the rate otherwise applicable thereto or (ii) in the case of any other amount, 2.00% above the rate applicable to ABR Loans, with such interest being payable on demand.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Annex I-A

to Exhibit A

PROJECT MICHIGAN

Pricing Grid

Borrower’s Senior Debt Rating (S&P/Moody’s)	Applicable Margin
	ABR Loans	LIBOR Loans
Rating Level 1: > A / A2	0.0 bps	100.0 bps
Rating Level 2: A- / A3	25.0 bps	125.0 bps
Rating Level 3: BBB+ / Baa1	37.5 bps	137.5 bps
Rating Level 4: BBB / Baa2	50.0 bps	150.0 bps
Rating Level 5: ≤ BBB- / Baa3	87.5 bps	187.5 bps

“Debt Rating” means the Moody’s Rating or the S&P Rating.

“Moody’s Rating” means, at any time, the then current rating by Moody’s (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

“S&P Rating” means, at any time, the then current rating by S&P (including the failure to rate) of the Borrower’s senior, unsecured, non-credit-enhanced long-term indebtedness for money borrowed.

For purposes of the foregoing, (a) if only one of S&P and Moody’s shall have in effect such a public debt rating, the Rating Level will be Level 5 (except as a result of either S&P or Moody’s, as the case may be, ceasing to be in the business of issuing public debt ratings, in which case the Rating Level shall be determined by reference to the available rating); (b) if neither S&P nor Moody’s shall have in effect such a public debt rating, the applicable Rating Level will be Level 5; (c) if such public debt ratings established by S&P and Moody’s shall fall within different levels, the public debt rating will be determined by the higher of the two ratings; provided that in the event that the lower of such public debt ratings is more than one level below the higher of such public debt ratings, the public debt rating will be determined based upon the level that is one level above the lower of such public debt ratings; (d) if any such public debt rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

.

Exhibit B

PROJECT MICHIGAN

364-DAY SENIOR UNSECURED TERM LOAN FACILITY

Conditions Precedent to Availability of Loans

A. If the proceeds of the Loans are used in connection with the redemption of the Existing Senior Notes, then the availability of such Loans shall be subject solely to the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. Subject to the Limited Conditionality Provisions, each party thereto shall have executed and delivered the Credit Documentation.

2. The Lenders, the Commitment Parties and the Arrangers shall have received all fees required to be paid pursuant to this Commitment Letter or the Fee Letter, and all expenses required to be paid for which invoices have been presented at least two business days prior to the applicable Funding Date, on or before the applicable Funding Date.

3. The Lenders shall have received (a) customary legal opinions from counsel to the Borrower, (b) corporate organizational documents, (c) good standing and customary officer certificates (including, without limitation, a customary certificate that the conditions precedent contained herein have been satisfied as of the Funding Date and a solvency certificate with respect to the Borrower substantially in the form set forth in Annex I attached to this Exhibit B from the chief financial officer or other officer with equivalent duties of the Borrower) and (d) resolutions, borrowing notices and other instruments, in the case of clauses (a) through (d), as are customary for transactions of this type and reasonably satisfactory to the Arrangers and the Borrower.

4. To the extent reasonably requested at least ten business days prior to the Closing Date by any of the Arrangers or the Lenders, the Arrangers shall have received, at least three business days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

5. (i) There shall exist no default or event of default under the Credit Documentation corresponding to the following sections of Article VII of the Existing Credit Agreement: section 7.1 (failure to make payments), section 7.2 (defaults in other agreements, but solely with respect to non-payment of Material Indebtedness of the Borrower), section 7.3 (breach of covenants by the Borrower, but solely with respect to the Liens and Priority Indebtedness covenants) and sections 7.6, 7.7 and 7.9 (bankruptcy/insolvency/dissolution events, but solely with respect to the Borrower) and (ii) each of Specified Representations shall be true and correct in all material respects (except Specified Representations that are qualified by materiality, which shall be true and correct), in each case at the time of, and after giving effect to, the making of such Loans on the Funding Date (except in the case of any Specified Representation which expressly relates to a given date or period, such Specified Representation shall be true and correct in all material respects as of the respective date or for the respective period), it being understood that the Commitments of the Lenders and the making of Loans thereunder on the Funding Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as referred to in this paragraph (A)(5).

6. Commitments shall have been obtained from Lenders by their execution of the credit agreement for the Term Loan Facility in excess of the commitments of MSSF pursuant to Section 1 of the Commitment Letter for an amount not less than $280 million or such lesser amount as agreed to by MSSF.

B. If the proceeds of the Loans are used toward the consummation of the Merger Transactions, then the availability of such Loans shall be subject solely to the satisfaction (or waiver) of the following conditions precedent on or before the Commitment Termination Date:

1. Each of the conditions precedent set forth in Section A of this Exhibit B.

2. Each of the Merger Agreement Representations shall be true and correct in all material respects (except Merger Agreement Representations that are qualified by materiality, which shall be true and correct), at the time of, and after giving effect to, the making of such Loans on the Funding Date (except in the case of any Merger Agreement Representation which expressly relates to a given date or period, such Merger Agreement Representation shall be true and correct in all material respects as of the respective date or for the respective period), it being understood that the Commitments of the Lenders and the making of Loans thereunder on the Funding Date shall not be conditioned on the accuracy or correctness of any representation or warranty other than as referred to in this paragraph (B)(2) or paragraph (A)(5).

3. (a) The Merger Transactions shall have been, or substantially concurrently with such funding under the Term Loan Facility shall be, consummated in accordance with the terms of the Merger Agreement (as may be amended, supplemented or otherwise modified pursuant to subclause (b) below) and (b) no provision of the Merger Agreement shall have been amended, supplemented or otherwise modified, and no waiver or consent by the Borrower or any of its subsidiaries shall have been provided thereunder, in each case which is materially adverse to the interests of the Lenders without MSSF’s prior written consent; provided, that (i) any decrease in the purchase consideration for the Merger Transactions shall be deemed not materially adverse to the Lenders and (ii) (x) any increase in the cash purchase consideration equal to or less than 10% in the aggregate shall be deemed not materially adverse to the Lenders and (y) any increase in the purchase consideration shall be deemed not materially adverse to the Lenders so long as such increase is paid in common stock of the Borrower.

4. (a) Except as otherwise disclosed to MSSF in a schedule to the Parent Disclosure Letter (as defined in the Merger Agreement) delivered to MSSF immediately prior to its execution of the Commitment Letter, since December 31, 2016 through the date of the Merger Agreement, there has not been any Parent Material Adverse Effect; and (b) since the date of the Merger Agreement, no event, development, circumstance or occurrence shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. For the purposes hereof, “Parent Material Adverse Effect” shall mean any event, occurrence, fact, condition, change, development or effect that (A) is materially adverse to the business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, except, with respect to this clause (A), to the extent that such event, occurrence, fact, condition, change, development or effect results from: (i) general economic, financial or security market conditions so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (ii) changes in or events affecting the financial services or warranty industry, insurance and insurance services industries or brokerage industry generally so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (iii) any effect arising out of a change in GAAP, SAP or Law so long as such conditions do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (iv) the announcement or pendency of the Merger Agreement and the transactions contemplated by the Merger Agreement; (v) any failure by Parent to meet any published estimates of revenues, earnings or other financial projections (provided that this clause (v) shall not exclude any underlying event, change or circumstance that itself constitutes a Parent Material Adverse Effect that may have resulted in or contributed to or is attributable to such failure); (vi) natural disasters so long as such natural disasters do not have a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other similarly situated companies in Parent’s industry; (vii) the commencement, occurrence or intensification of any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack that does not directly affect the assets or properties of Parent and its Subsidiaries; (viii) changes in the credit, financial strength or other rating of Parent, any of its Subsidiaries or its outstanding debt (but not the underlying cause thereof, unless the underlying cause thereof arises directly or indirectly from the proposed funding of the Merger Consideration or the proposed refinancing of any outstanding indebtedness of Parent or any of its Subsidiaries, in which case it shall not be deemed to constitute, or be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect), or (ix) compliance by Parent or Merger Sub with the express terms and conditions of the Merger Agreement or (B) materially delays, prevents or impedes the ability of Parent to timely consummate the transaction the Merger Agreement contemplates. All terms capitalized used in this paragraph (B)(4) or the definition of “Parent Material Adverse Effect” and not defined herein shall have the meaning assigned thereto in the Merger Agreement (as of the date hereof).

5. MSSF shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for the last three full fiscal years ended at least 60 days prior to the Closing Date, and unaudited consolidated and (to the extent available) consolidating balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its subsidiaries for each subsequent fiscal quarterly interim period or periods ended at least 40 days prior to the Closing Date (and the corresponding period(s) of the prior fiscal year), which shall have been reviewed by the independent accountants for the Borrower as provided in Statement of Auditing Standards No. 100, and prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act of 1933, as amended, (the “Securities Act”); and (b)(i) audited consolidated annual balance sheets and related statements of income, changes in stockholders’ equity and cash flows of Parent or any predecessor and its subsidiaries (prior to giving effect to the Merger Transactions) (it being acknowledged that audited consolidated financial statements have been received of Parent for the years ended December 31, 2016 and December 31, 2015 and of the predecessor of Parent for the periods from August 1, 2014 to December 31, 2014 and January 1, 2014 to July 31, 2014), as well as unaudited interim consolidated balance sheets and related statements of income, changes in stockholders’ equity and cash flows of Parent and its subsidiaries (prior to giving effect to the Merger Transactions) (which shall have been reviewed by the independent accountants for the Michigan Business as provided in Statement of Auditing Standards No. 100) and (ii) pro forma financial statements of the Borrower reflecting the Transactions, in each case, under this clause (b) for the periods required by Rule 3-05 and Article 11 of Regulation S-X under the Securities Act to the extent required for Parent’s registration statement on Form S-4 to be filed with the SEC in connection with the Merger Transactions and updated, if applicable, as required to be included in a Form 8-K on the Closing Date, regardless of any grace periods thereunder, and prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act.

Annex I

to Exhibit B

FORM OF SOLVENCY CERTIFICATE

SOLVENCY CERTIFICATE

Pursuant to Section [•] of the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of [Parent][the Borrower], and not individually, as follows:

As of the date hereof, after giving effect to the consummation of the Transactions, including the making of the Loans under the Credit Agreement, and after giving effect to the application of the proceeds of such indebtedness:

(a)	The fair value of the assets of Parent and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

(b)	The present fair saleable value of the property of Parent and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)	Parent and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured; and

(d)	Parent and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

B-I-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of [Parent][the Borrower], on behalf of [Parent][the Borrower], and not individually, as of the date first stated above.

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By:
Name:
Title:

B-I-2